Exhibit 4.3

VIMPELCOM LTD.

EXECUTIVE INVESTMENT PLAN

Effective Date: 27 March 2012

Contents

Rule 1	Definitions	3

Rule 2	Interpretation	6

Rule 3	Availability of Shares	6

Rule 4	Powers of the Compensation Committee	6

Rule 5	Offer	7

Rule 6	Investment Shares	8

Rule 7	Award of Matching Option to Acquire Matching Shares	8

Rule 8	Shareholder’s Rights	10

Rule 9	Vesting and Exercise of Stock Options	11

Rule 10	Delivery of Matching Shares upon Matching Option Exercise	11

Rule 11	Loss of employment	12

Rule 12	Tax and social security	12

Rule 13	Reporting obligations	13

Rule 14	Delisting; Change of Control of a Group Company	13

Rule 15	Plan amendments and special provisions	13

Rule 16	Notification	14

Rule 17	Regulations and Other Approvals; Governing Law	14

Rule 18	Disputes	16

Rule 19	Costs of the Plan	16

Rule 20	Other Provisions	16

Rule 1 Definitions

In the Rules of this Plan, except where inconsistent with the subject or context, the words and expressions shall have the following meanings as set out below:

Award	The award of a Matching Option to acquire Matching Shares under the Rules of this Plan;

Bye-laws	The VimpelCom Ltd. Bye-laws adopted on 20 April 2010, as may be amended from time to time;

Cause	Any behavior deemed to constitute “cause” in the Participant’s employment contract with a Group Company or, absent such a definition in the Participant’s employment contract, either Participant’s (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty, gross negligence or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company or any of its affiliates which transaction is adverse to the interests of the Company or any of its affiliates and which is engaged in for personal profit, (iv) willful violation of any law, rule, or regulation in connection with the performance of duties (other than traffic violations or similar offenses) or (v) breach of any Group Company policy applicable to the Participant (including, without limitation, the Insider Trading Rules and any code of ethics or business conduct policies);

Company	VimpelCom Ltd., an exempted company formed under the laws of Bermuda having its principal executive offices as of the Effective Date at Claude Debussylaan 88, 1082 MD Amsterdam, the Netherlands, and registered with the Dutch Chamber of Commerce under registration number 34374835;

Compensation Committee	The Compensation Committee established by the Supervisory Board as defined in and pursuant to the Bye-laws;

Effective Date	The date as from which this Plan is effective, being March 27, 2012;

Exchange	The New York Stock Exchange or such other internationally recognized exchange or market quotation system on which the Shares are then traded;

Executives	Selected executives of a Group Company, who can, at the absolute and sole discretion of the Compensation Committee, be selected to participate in the Plan;

Exercise Price	The price per Share payable for the Matching Shares upon the exercise of a Matching Option (which price shall not be less than the par value of a Share);

Good Standing	The Participant has not engaged in (whether by action or omission) any behavior that constitutes or could reasonably be expected or deemed to constitute Cause;

Group	The Company and its Subsidiaries (as defined in the Bye-laws) from time to time;

Group Company	Any of the Company or its Subsidiaries (as defined in the Bye-laws) from time to time;

Insider Trading Rules	The VimpelCom Ltd. Corporate Policy and Procedure on Insider Trading, as may be amended from time to time;

Investment Amount	The part of the Participant’s gross annual base salary that the Participant chooses to invest in accordance with the Participation Agreement;

Investment Share Price	The price per Share set forth in the Participation Agreement at which the Participant will purchase the Investment Shares;

Investment Shares	The Shares purchased under the Rules of this Plan and the Participation Agreement, such number of Shares equal to the Investment Amount divided by the Investment Share Price, with the result rounded down or up to the nearest whole number per the standard rounding rules (i.e., 0.4 will be rounded down and 0.5 will be rounded up);

Matching Award Value	The Investment Amount multiplied by a multiplier to be determined by the Compensation Committee upon meeting the Performance Conditions at the end of the Performance Period as set out under the Participation Agreement and the Rules of the Plan. In any event, the multiplier used to determine the Matching Award Value will not exceed 5;

Matching Option	An option granted by the Company to acquire Matching Shares in accordance with the Plan and the Matching Option Agreement; provided, however, that under no circumstances will an “option” be a security as defined under Russian law;

Matching Option Agreement	The written agreement between the Company (or any Group Company) and the Participant evidencing the grant of a Matching Option and setting forth the terms and conditions thereof in accordance with the terms of the relevant Offer and the Rules of this Plan;

Matching Share Amount	The Matching Award Value divided by the Matching Share Price, with the result rounded down or up to the nearest whole number per the standard rounding rules (i.e., 0.4 will be rounded down and 0.5 will be rounded up);

Matching Share Price	The price per Share which shall be used to determine the number of Matching Shares to be issued upon exercise of a Matching Option, such price per Share to be calculated in accordance with the terms of the Participation Agreement and Matching Option Agreement;

Matching Shares	The Shares that can be acquired by the Participant by exercising the Matching Option granted under the Rules of this Plan;

Offer	An invitation to participate in the Plan;

Participant	An Executive to whom an Offer has been made and who has accepted such Offer by signing and returning the Participation Agreement in accordance with the Rules of this Plan;

Participation Agreement	The agreement which contains the Offer to a Participant to participate in the Plan on the terms set forth therein and allowing the Participant to accept such Offer on the terms set forth therein by indicating the Participant’s Investment Amount;

Performance Conditions	The performance target(s) set by the Compensation Committee that must be attained in order for the Matching Options to Vest and to determine the Matching Award Value. The Performance Conditions will be defined in respect of each Award in the Participation Agreement;

Performance Period	The period over which the Performance Conditions attached to the Offer are measured. The Performance Period will be defined in the Participation Agreement;

Plan	The VimpelCom Ltd. Executive Investment Plan in its present form or as from time to time amended in accordance with the provisions hereof;

Release	The issuance or transfer of Shares by the Company pursuant to this Plan whereby “Release”, “Released” and “Release Date” shall be construed and interpreted accordingly;

Rules	The Rules governing the operation of the Plan as may be amended from time to time;

SPA	The written agreement or instrument setting forth the terms and conditions of the sale and purchase of the Investment Shares;

Shares	Common shares of par value USD$0.001 each (or such other par value as may result from any reorganization of capital) in the capital of the Company, having the rights and restrictions set out in the Bye-laws, including American Depositary Receipt(s) evidencing American Depositary Share(s);

Supervisory Board	The Supervisory Board of the Company as defined in the Bye-laws;

Transfer	The meaning ascribed to this term in Rule 6.4;

Vesting	The satisfaction of the conditions to the exercise of the Matching Option as set forth in the Participation Agreement, the Matching Option Agreement and the Rules of this Plan, and “Vested” and “Vest” shall be construed accordingly; and

Vesting Date	The date on which the Matching Option shall become exercisable, as specified in the relevant Participation Agreement, subject to satisfaction of the Performance Conditions and the Rules of this Plan.

Rule 2 Interpretation

Words or expressions used in the Plan shall where appropriate:

(i)	when denoting the masculine gender include the feminine and vice versa;

(ii)	when denoting the singular include the plural and vice versa;

(iii)	when referring to any enactment be construed as a reference to that enactment as for the time being consolidated, amended, re-enacted or replaced and shall include any regulations made thereunder;

(iv)	when referring to the Rules be taken to refer to the Rules of this Plan;

(v)	when a period of time is specified and starts from a given day or the day of an act or event, be calculated inclusive of that day;

(vi)	be construed such that the headings and sub-headings are for ease of reference only, and do not affect the interpretation of any Rule; and

(vii)	references to tax and/or social security contributions and/or withholding taxes shall for the avoidance of doubt include the Netherlands and any other jurisdiction to which a Participant may be subject.

Rule 3 Availability of Shares

The Company shall ensure that sufficient Shares are available at the time of Vesting of the Matching Options.

Rule 4 Powers of the Compensation Committee

4.1	The Plan shall be administered by the Compensation Committee. The Compensation Committee shall have such powers and authority delegated to it as set out in the Plan.

4.2	The Compensation Committee shall have the authority and the absolute and sole discretion to:

(i)	select Executives as Participants;

(ii)	construe and interpret the provisions of the Plan, any Participation Agreement and any other agreement or document executed pursuant to the Plan;

(iii)	determine the terms and conditions of any Offer or Award;

(iv)	interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan, Participation Agreement, Matching Option Agreement and any other instrument or agreement relating to, or Award granted under, the Plan;

(v)	establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Compensation Committee shall deem appropriate for the proper administration of the Plan;

(vi)	accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards or Matching Options; and

(vii)	make any other determination and take any other action that the Compensation Committee deems necessary or desirable for the administration of the Plan.

4.3	The Compensation Committee’s interpretation and construction of any provision of the Plan, of any Offers or Awards effectuated under the Plan or of any Participation Agreement or Matching Option Agreement shall be final and binding on all Participants claiming an interest in an Award effected under the Plan. No member of the Supervisory Board of the Company, the Compensation Committee, delegate of the Compensation Committee or any employee or agent of the Company shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder.

Rule 5 Offer

5.1	The Compensation Committee may decide to make an Offer to Executives in accordance with the Rules of this Plan.

5.2	Offers may be made at any time at the discretion of the Compensation Committee and are subject to the Insider Trading Rules and applicable mandatory provisions regarding insider trading.

5.3	Offers made to a Participant in a certain year shall not be construed to give that Participant the right to future Offers.

5.4	If, after receipt of an Offer, a Participant wishes to participate in the Plan, then as a condition to the grant of an Award, he is required to return a signed copy of the Participation Agreement to the Company in the manner and by the date specified in the Offer (as described in the Participation Agreement). If the Company has not received a signed copy of the Participation Agreement by the date specified in the Offer, the Offer shall lapse and shall be void ab initio.

5.5	Where under any of the provisions of these Rules it is provided that an Offer shall lapse, that lapsed Offer shall cease to confer any rights whatsoever on the Participant notwithstanding any other provisions of these Rules.

Rule 6 Investment Shares

6.1	The Participation Agreement shall specify, inter alia, the manner in which the Investment Share Price, the Matching Share Price and the Matching Award Value shall be determined, the Performance Conditions and the Vesting Date.

6.2	Following the Participant’s execution of the Participation Agreement, the Company (or any Group Company) and the Participant will enter into and perform their respective obligations under the SPA. No rights to the Investment Shares shall accrue to the Participant prior to the date of their delivery in accordance with the terms of the SPA.

6.3	The Participant shall not be entitled to any compensation of damages insofar as such damages arise or may arise from a delayed delivery of Shares in accordance with the SPA, and no rights shall accrue to the Participant in respect of the Investment Shares until the date of their delivery in accordance with Rule 6.2 above. The Participant shall not be permitted to designate the time for such delivery of the Investment Shares.

6.4	The sale, assignment, alienation, charge, pledge, or other transfer (other than by will or by the laws of descent and distribution) or encumbrance (each, a “Transfer”) of any of the Investment Shares by the Participant prior to the Vesting Date will cause the corresponding Matching Option to lapse and be void ab initio.

Rule 7 Award of Matching Option to Acquire Matching Shares

7.1	The Exercise Price for the Matching Option shall be specified in the Participation Agreement and the Matching Option Agreement.

7.2	The Matching Option shall Vest and become exercisable on the Vesting Date, subject to satisfaction of the Performance Conditions and any other conditions set forth in the Participation Agreement, the Matching Option Agreement and the Rules of this Plan, as applicable. The calculation of the Matching Award Value and the Matching Share Amount in relation to a Matching Option will be determined in accordance with the Participation Agreement, the Matching Option Agreement and the Rules of this Plan.

7.3	The Compensation Committee, when making an Award, may in its absolute and sole discretion impose Performance Conditions, being conditions and limitations (additional to any conditions and limitations contained in any other of these Rules) which must be satisfied prior to the Vesting of the Matching Option in relation to such Award, provided that such additional conditions and limitations shall:

(i)	be objective and specified in detail in the Participation Agreement;

(ii)	be such that the Vesting of the Matching Option after the fulfillment or attainment of any conditions and limitations so specified shall not be dependent upon the further discretion of any person, other than the determination by the Compensation Committee that such conditions or limitations have been fulfilled; and

(iii)	not be capable of amendment, variation or waiver unless a change in circumstances occurs which causes the Compensation Committee to consider that a waived, varied or amended condition would be a fairer measure of performance and would not be more difficult to satisfy than any existing additional conditions.

7.4	No consideration shall be payable by a Participant for an Award of Matching Options made in his favor.

7.5	An Award will Vest on the Vesting Date stated in the Participation Agreement as long as, at the applicable Vesting Date:

(i)	any Performance Conditions, as well as any additional conditions and limitations imposed on the Award in accordance with the terms of the Participation Agreement, the Matching Option Agreement or the Rules of this Plan (and which have not been waived) have been fulfilled; and

(ii)	the Participant is employed by the Group and is in Good Standing at the Vesting Date, except as set forth in Rule 7.6 below.

7.6	If a Participant (a) is in Good Standing at the time that he ceases to be employed by a Group Company and meets all obligations to the Group to which the Participant is subject, including but not limited to non-competition, non-solicitation, confidentiality, and nondisparagement, as described and agreed in his employment contract and any other agreement with a Group Company through the applicable Vesting Date, and (b) ceases to be employed within the Group:

(i)	by reason of expiration of the term of his employment contract and nonrenewal by the Company (or any Group Company); or

(ii)	by reason of termination of his employment by a Group Company without Cause; or

(iii)	by reason of his death; or

(iv)	by virtue of retirement by agreement with the Group Company employing him; or

(v)	by reason of total and permanent disability, being mental and/or physical disability, whether occupational or non-occupational in cause, as defined in (a) any long-term disability insurance policy or plan provided to the Participant by the Group Company employing him, or (b) the Participant’s applicable national legislation pertaining to persons with disability; or

(vi)	by reason of redundancy due to a reorganization of the Group or such other circumstances as the Compensation Committee may determine in its absolute and sole discretion,

the date on which the Participant ceases to be employed by the Group shall be deemed to be the Vesting Date and as soon as reasonably practical thereafter (and in any event within 30 calendar days) the Compensation Committee will determine whether and to what extent any Performance Conditions have been satisfied or waived by reference to the performance of the Company over that part of the Performance Period as has elapsed as of the date the Participant ceases to be employed with the Group. If the Compensation Committee determines that the Performance Conditions have been satisfied, the number of Matching Shares subject to the Matching Option shall be reduced pro rata so that it reflects only the proportion of the original Performance Period which has elapsed before the deemed Vesting Date. Notwithstanding the foregoing, the Compensation Committee may, at its absolute and sole discretion, determine not to accelerate the Vesting Date and instead to apply to the Participant’s Matching Option on the Vesting Date as set forth in the Participation Agreement subject to satisfaction of the Performance Conditions (and any other conditions set forth the Participation Agreement, the Matching Option Agreement and the Rules of this Plan). In all cases, if the Compensation Committee determines that the Performance Conditions (and any other conditions set forth in the Participation Agreement, the Matching Option Agreement and the Rules of this Plan) are not satisfied, then the Matching Option will lapse and will not Vest.

7.7	If a Participant ceases to be employed within the Group prior to the Vesting Date in any other circumstances other than those listed in Rule 7.6, the Participant’s right to exercise the Matching Options shall lapse entirely on the date of termination of employment.

7.8	The Compensation Committee shall have the power to allow a Matching Option held by a Participant to Vest at a date prior to the Vesting Date.

7.9	A Participation Agreement may contain such other provisions as deemed desirable by the Compensation Committee which do not conflict with the terms of the Plan, including without limitation: (i) restrictions on the disposition of any Matching Option granted and/or Matching Shares acquired upon exercise of a Matching Option; (ii) submission by the Participant of such forms and documents as the Compensation Committee may require to effect the Award; and/or (iii) procedures to facilitate the payment of withholding taxes in accordance with Rule 12.

Rule 8 Shareholder’s Rights

8.1	Subject to Rule 6.4 above, the Investment Shares shall entitle the Participant to all share ownership rights, such as the right to receive dividends, to vote and to dispose of the Shares. The Participant shall not be deemed for any purpose to be the owner of any Matching Shares subject to the Matching Option unless and until (i) the Matching Option shall have been exercised pursuant to the terms thereof in accordance with the Plan, and (ii) the Company or any Group Company shall have delivered title to the Matching Shares in accordance with the Matching Option Agreement.

8.2	An unvested Matching Option does not entitle the Participant to any rights with respect to the Matching Shares or any share ownership rights, such as the right to receive dividends, to vote and to dispose of the underlying Shares. The Participant may not Transfer an Award, a Matching Option and/or underlying Matching Shares to which he may be entitled upon exercise of a Matching Option in accordance with the Plan, or any rights in respect thereof, in all cases until the Matching Option has Vested and been exercised and the Matching Shares have been delivered in accordance with the Matching Option Agreement; provided that the designation of a beneficiary shall not constitute a Transfer. Any Transfer, whether voluntary or involuntary, in violation of this Rule 8.2 shall cause the Award or Matching Option to immediately lapse and be void ab initio.

Rule 9 Vesting and Exercise of Stock Options

9.1	As soon as reasonably practicable (and in any event within 30 calendar days) after the Vesting Date, the Compensation Committee will determine whether and to what extent any Performance Conditions have been satisfied or waived, and the Matching Award Value and Matching Share Amount in relation to each Award, and will notify the Participant in writing of their determinations under this Rule 9.1.

9.2	The Matching Option, once Vested, must be exercised at the time and in the manner as may be set forth in the Participation Agreement, the Matching Option Agreement and/or this Plan, as applicable.

9.3	The exercise of a Matching Option shall be made only after the Compensation Committee has made the determinations described in Rule 9.1 and provided written notice to the Participant of their determination. Exercise shall be made only by a written notice delivered in person, by mail, by internationally recognized courier service or by facsimile transmission to the Company at its principal executive office or other address provided by the Company, specifying the number of Matching Shares to be purchased pursuant to the exercise of the Matching Option, and in compliance with any other conditions for exercise set forth in the relevant Participation Agreement or Matching Option Agreement. Once the written notice is approved by the Company as being in accordance with the Plan and the Matching Option Agreement, the Exercise Price for any Matching Shares purchased pursuant to the exercise of the Matching Option shall be paid by or on behalf of the Participant via wire transfer (or via any other means approved by the Company). No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of a Matching Option and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares.

9.4	To the extent any Matching Option has not Vested as of the Vesting Date, or to the extent a Vested Matching Option is not exercised in accordance with the time period (if any) specified in the Participation Agreement, the Matching Option Agreement or the Plan, that Matching Option will lapse. If an Award or Matching Option lapses under the Plan, it cannot Vest and a Participant has no rights in respect of it, nor any right to receive consideration for such lapsed Award or Matching Option.

Rule 10 Delivery of Matching Shares upon Matching Option Exercise

10.1	The Company (or any Group Company) or any party designated by the Company (or any Group Company) shall deliver the Matching Shares which a Participant is entitled to receive upon exercise of a Matching Option as soon as practicable following the exercise of the Matching Option, but in no event later than the last day of the calendar year in which the Vesting Date and exercise of the Matching Option occur. In no event will the Participant be permitted to designate the time of delivery of the Matching Shares.

10.2	The Participant shall not be entitled to any compensation of damages insofar as such damages arise or may arise from a delayed delivery of Matching Shares under this Rule 10.

Rule 11 Loss of employment

11.1	The Plan does not form part of the Participant’s employment agreement with the Company or with any Group Company, and shall not be construed to give any Participant the right to remain in the employ of the Company or any Group Company.

11.2	An Offer made under this Plan shall not be considered a guarantee to the Participant that his employment agreement with the Company or with any other Group Company will continue.

11.3	Any benefits derived by the Participant under this Plan shall not be taken into account for the purposes of determining the Participant’s contribution or entitlement to benefits under any retirement arrangement or for the purposes of determining any other claim for compensation the Participant may have against the Company or against any other Group Company.

11.4	Where the employment agreement of the Participant terminates for whatever reason, the Participant shall not be entitled to any compensation or damages including damages following unfair dismissal, any other form of breach of contract or any claim for compensation for the loss of employment insofar as such compensation or damages arise or may arise from the Participant ceasing to have rights under this Plan as a result of such termination. The Plan shall not at any time affect the rights of the Company or a Group Company to terminate such Participant’s status as a Participant.

11.5	Except as may be expressly provided in the Participation Agreement or the Offer, an Offer shall neither entitle nor preclude a Participant from participating in another Offer under the Plan or participation in any other plan, program or policy operated by any Group Company.

Rule 12 Tax and social security

12.1	All applicable wage tax, personal income tax and employee social security premiums, if any, as a result of or in respect of the implementation of the Plan shall be borne by the Participant. Any employer social security premiums as a result or in respect of the implementation of the Plan shall be borne by the Company or any Group Company.

12.2	It shall be a condition of the obligation of the Company to issue or to procure the delivery of the Shares acquired by the Participant upon exercise of the Matching Option that the Participant shall permit the Company or any Group Company to make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of Investment Shares, Awards or exercises of Matching Options. These arrangements may include the Company or any Group Company withholding directly at source or selling, that number of acquired Matching Shares, equaling in value to any wage or income tax, employee’s social security levies liability and any other liabilities for which the Company or a Group Company as the case may be, has an obligation to withhold and account, or the Participant arranging for discharge of the liability himself, in all cases as the Compensation Committee deems appropriate. Any failure by the Participant to allow the Company to satisfy any such withholding obligation will cause the applicable Award or Matching Option to lapse and be rendered void ab initio.

12.3	The Plan is based on the applicable tax and social security legislation and regulations prevailing at the Effective Date. If any tax and/or social security legislation or regulations are amended after the Effective Date and any tax or employee social security levies become payable, the costs and risks related thereto shall be borne by the Participant.

12.4	Except as described in this Rule 12, any tax, employee social security levies or similar liabilities arising from the disposal of Shares shall be the sole responsibility of the Participant.

12.5	The Company does not guarantee any tax treatment in respect of the Investment Shares, Matching Options and the Matching Shares and the Participant is advised to consult with his or her personal tax advisors regarding participation in the Plan.

Rule 13 Reporting obligations

The Company shall not, or any party designated by the Company shall not, be entitled to deliver the Shares in accordance with this Plan, until such time as the Company is satisfied that the Company or Group Company which employs the Participant and the Participant are aware of, and will carry out, their reporting obligations in respect of such delivery.

Rule 14 Delisting; Change of Control of a Group Company

14.1	If an event occurs as a result of which the Shares are no longer listed on an Exchange, the date on which such event occurs shall be deemed to be the Vesting Date and as soon as reasonably practical thereafter (and in any event within 30 calendar days) the Compensation Committee will determine whether and to what extent any Performance Conditions have been satisfied or waived by reference to the performance of the Company over that part of the Performance Period as has elapsed as of the date on which the Shares cease to be listed on an Exchange. If the Compensation Committee determines that the Performance Conditions have been satisfied, the number of Matching Shares subject to the Matching Option shall be reduced pro rata so that it reflects only the proportion of the original Performance Period which has elapsed before the deemed Vesting Date.

14.2	If a corporate event occurs as a result of which the Group Company in which the Participant is employed ceases to be a consolidated Subsidiary of the Company, the date on which such event occurs shall be deemed to be the Vesting Date and as soon as reasonably practical thereafter (and in any event within 30 calendar days) the Compensation Committee will determine whether and to what extent any Performance Conditions have been satisfied or waived by reference to the performance of the Company over that part of the Performance Period as has elapsed as of the date on which the Group Company ceased to be a consolidated Subsidiary of the Company. If the Compensation Committee determines that the Performance Conditions have been satisfied, the number of Matching Shares subject to the Matching Option shall be reduced pro rata so that it reflects only the proportion of the original Performance Period which has elapsed before the deemed Vesting Date.

Rule 15 Plan amendments and special provisions

15.1	Subject to the terms and conditions of the Bye-laws, the Compensation Committee may at any time and from time to time at its absolute and sole discretion amend any of the

Rules of this Plan and/or the Participation Agreements to, inter alia, take account of a change in legislation or to obtain or maintain a favorable tax, exchange control, legal, accounting or regulatory treatment for Participants and/or the Group.

15.2	The Plan may be terminated at any time by the Compensation Committee provided such termination does not materially and adversely affect the subsisting rights of the Participant.

15.3	The Compensation Committee may amend the Plan, establish Rules of this Plan or establish a sub-plan for Participants in a particular jurisdiction, which Plan, Rules and/or sub-plan are designed to conform to the rules of such jurisdiction.

15.4	If the Shares are altered by way of capitalization or rights issue, change in par value, reclassification, recapitalization, merger, amalgamation, consolidation, reorganization, scheme of arrangement, spin-off, split-up, sub-division, issuance of warrants, rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, asset dividend, bonus issue, combination or exchange of shares, repurchase of shares, change in corporate structure, change in depositary receipt ratio or otherwise, the Compensation Committee shall have the absolute and sole discretion to conclusively determine the appropriate adjustments, if any, to be made to the Performance Conditions, the Plan and any agreement with a Participant under the Plan. Except as expressly determined by the Compensation Committee, no Participant shall be afforded any rights by reason of any capital or corporate reorganization of the Company.

15.5	A purchase of Investment Shares by a Participant or an Award pursuant to the Plan shall not affect in any way the right or power of the Company or any Group Company to effectuate any capital or corporate reorganization or transaction.

15.6	The Compensation Committee may amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Participation Agreement, Award granted or any other agreement entered into under this Plan; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant shall not to that extent be effective without the consent of the affected Participant.

Rule 16 Notification

Any notice or other document required to be given to any Participant with respect to the operation of this Plan shall be delivered to him at his home address or such other address as may appear to the Company to be appropriate, or by e-mail message or in any other format agreed in advance between the Participant and the person giving the notice on behalf of the Company. Any notice or other document required to be given to the Company shall be delivered in a format agreed in advance between the Participant and the person receiving the notice. Notices sent by post, unless received earlier, shall be deemed to have been given on the fifth day following the date of posting.

Rule 17 Regulations and Other Approvals; Governing Law

17.1	The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of The Netherlands, without giving effect to conflicts of laws principles.

17.2	The obligation of the Company to deliver Shares in accordance with the Plan shall be subject to all applicable laws, rules and regulations, including all applicable securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Compensation Committee. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Shares pursuant to an Award unless such Shares have been properly registered for sale or unless the Company has received an opinion of counsel, satisfactory to the Company, that such Shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale any of the Shares to be offered or sold under the Plan. The Compensation Committee shall have the authority to provide that all certificates for Shares or other securities of the Company delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Compensation Committee may deem advisable under the Plan, the applicable Award agreement, the applicable securities laws, or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission or other applicable governing body, any Exchange upon which such Shares or other securities are then listed or quoted and any other applicable federal, state, foreign, or local laws, and the Compensation Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the Plan to the contrary, the Compensation Committee reserves the right to make such changes as may be necessary or appropriate to any Participation Agreement or Award granted under the Plan that it in its sole discretion deems necessary or advisable in order to comply with the legal requirements of any governmental entity to whose jurisdiction it is subject or the rules and regulations of any Exchange on which the Shares are listed or traded.

17.3	The Compensation Committee may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority or of any Exchange.

17.4	Each Award is subject to the requirement that, if at any time the Compensation Committee determines, in its discretion, that the listing, registration, or qualification of Shares issuable pursuant to the Plan is required by any Exchange or under any law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Shares, no Award shall be granted, in whole or in part, unless listing, registration, qualification, consent, or approval has been effected or obtained. The Compensation Committee may cancel an Award or any portion thereof if it determines, in its absolute and sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Shares from the public markets, the Company’s issuance of Shares to the Participant, the Participant’s acquisition of Shares from the Company and/or the Participant’s sale of Shares to the public markets, illegal, impracticable or inadvisable.

17.5	Participants of the Plan shall be subject to and bound by the terms and conditions of the Insider Trading Rules adopted by the Company and/or applicable statutory provisions as regards insider trading. This may restrict the rights of the Participants under the Plan with respect to the timing of the purchase or sale of the Shares.

Rule 18 Disputes

18.1	The decision of the Compensation Committee in any dispute or question relating to any Participation shall be final and conclusive subject to the terms of this Plan.

18.2	Except as may be expressly provided in an agreement with Participants under this Plan, the provisions of the Rules shall govern and prevail in the event of any conflict with an agreement with Participants under this Plan.

Rule 19 Costs of the Plan

19.1	The costs of introducing, operating and administering this Plan shall be borne by the Company. Except for the Release, the costs associated with the sale or transfer of the Shares shall be borne by the Participant.

19.2	The Company may, where appropriate, recharge the costs of operating the Plan to Group Companies if and to the extent that Participants are employed by these Group Companies.

Rule 20 Other Provisions

20.1	Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Group, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company.

20.2	If any provision of the Plan or any Award or agreement under this Plan is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify it under any law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Compensation Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award and agreement under this Plan shall remain in full force and effect.